Exhibit 15.1

2008 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights Summary	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Changes in Stockholders’ Equity	5

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	40

Management’s Discussion and Analysis	41

Board of Directors and Officers	54

Stockholder Information	55

Dear Shareholder:

Despite a tumultuous year for the financial industry in general, Surrey Bancorp (the “Company”) remained profitable in 2008. Although the Company did not enjoy the same level of success that we have experienced in the past, I am pleased with our performance relative to other companies in the financial industry. In a year marked by drastic reductions in interest rates, the failure of several large financial institutions and an abrupt decline in economic activity, our traditional approach to banking allowed us to avoid some of the problems that strained the financial industry.

Total assets as of December 31, 2008, were $204,178,015, a 3.2 percent decrease from the $210,957,373 in assets reported at year-end 2007. The reduction in asset size was a strategic decision designed to counter the steep reduction in interest rates during 2008. To improve net interest income, the Company increased leverage (net loans outstanding as a percentage of total assets). Net loans increased 3.4 percent to $172,080,251, compared to $166,456,800 at year-end 2007.

The deteriorating economy has negatively affected the quality of our loan portfolio. As of December 31, 2008, loans considered impaired totaled 1.39 percent of gross loans outstanding, compared to 0.71 percent at the end of 2007. The allowance for loan loss reserves at year-end 2008 totaled $3,365,370, or 1.92 percent of gross loans outstanding and 138 percent of impaired loans. Deposits decreased in 2008 by 4.3 percent to $163,747,112, in line with our strategic decision to improve profits by increasing leverage.

Surrey Bancorp had a sharp reduction in earnings in 2008, attributable to the severe decline in economic conditions that affected all sectors of the economy. Net income, prior to the payment of preferred dividends, was $1,514,565, compared to $2,785,206 in 2007, a 45.6 percent decrease. The decline in earnings was primarily attributable to a 19.3 percent decrease in net interest income, which amounted to a reduction of approximately $1,653,000. The net yield on earning assets for the year was 3.57 percent, compared to 4.56 percent in 2007. This represents a decline of 99 basis points. The Company, like many other financial institutions, was unable to protect its interest margins when the Federal Reserve reduced short-term interest rates to near zero.

Non-interest income in 2008 totaled $2,498,111, a 4.6 percent decrease from the $2,617,933 recorded in 2007. The decline resulted from lower fees earned on the sale of mortgage and government-insured commercial loans. Non-interest expense for the Company was $6,279,386, a 2.6 percent increase over 2007. In 2008, the Company’s return on average assets was 0.74 percent and its return on average equity was 6.36 percent. These profitability measures are below our historical levels, but remain above peer banks in North Carolina.

All subsidiary operations were profitable in 2008. Freedom Finance LLC, our sales finance company, had profits of $46,083. SB&T Insurance, our property and casualty insurance agency, recorded a profit of $103,524. U-Vest Financial Services, our investment advisory company, had profits of $23,042 in 2008. Combined, these operations contributed over 11 percent of the Company’s net profit.

The challenging environment we faced in 2008 is still with us as we enter 2009. In keeping with our conservative philosophy, the Board of Directors elected to participate in the Capital Purchase Program, selling $2,000,000 in preferred stock to the U.S. Treasury in January 2009. As a result, the Company’s capital ratios are well in excess of minimum levels required to be considered well-capitalized by regulatory agencies. Even in difficult times, opportunities for growth and profitable investment present themselves, and Surrey Bancorp is well-positioned to take advantage of new opportunities. We remain committed to providing financial services at a local level and employing business strategies that ensures a stable and profitable future for the Company.

On behalf of the Board of Directors, management and employees of Surrey Bancorp, thank you for your support.

Edward C. Ashby, III
President & CEO

Financial Highlights Summary1

	2008	2007	2006	2005	2004
Summary of Operations

Interest income	$12,356	$15,024	$13,452	$10,673	$8,307
Interest expense	5,436	6,450	5,181	3,647	2,433

Net interest income	6,920	8,574	8,271	7,026	5,874
Provision for loan losses	800	718	614	461	325
Other income	2,498	2,618	2,045	2,059	2,437
Other expense	6,279	6,120	5,590	5,219	5,158
Income taxes	825	1,569	1,461	1,204	999

Net income	1,514	2,785	2,651	2,201	1,829
Preferred stock dividends declared	(119)	(119)	(119)	(119)	(119)

Net income available to common stockholders	$1,395	$2,666	$2,532	$2,082	$1,710

Per Common Share Data[2]

Net income:
Basic	$0.44	$0.85	$0.85	$0.71	$0.60
Diluted	0.42	0.78	0.76	0.63	0.53
Cash dividends declared	n/a	0.15	n/a	n/a	n/a
Book value per common share	6.87	6.44	5.80	4.97	4.28

Balance Sheet

Loans, net	$172,080	$166,457	$153,852	$142,385	$133,046
Investment securities	2,161	3,118	3,649	4,129	2,692
Total assets	204,178	210,957	187,110	179,571	157,293
Deposits	163,747	171,180	151,091	145,856	126,954
Stockholders’ equity	24,383	22,983	20,027	17,261	15,045
Interest-earning assets	194,310	200,005	180,958	173,593	151,883
Interest-bearing liabilities	154,170	157,943	141,425	137,555	123,499

Selected Ratios

Return on average assets	0.74%	1.41%	1.47%	1.30%	1.21%
Return on average equity	6.36%	12.60%	14.16%	13.64%	12.85%
Dividends declared on common stock as a percent of net income	n/a	17.80%	n/a	n/a	n/a

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of a common stock split effected in the form of a 20% common stock dividend declared on February 3, 2006, and a 2 for 1 common stock split effected in the form of a common stock dividend declared on December 28, 2006.

Consolidated Balance Sheets

December 31, 2008 and 2007

	2008	2007
Assets

Cash and due from banks	$1,293,770	$2,220,733
Interest-bearing deposits with banks	16,503,318	27,248,499
Federal funds sold	200,000	400,000
Investment securities available for sale	2,160,782	3,118,333
Restricted equity securities	1,047,464	994,014
Loans, net of allowance for loan losses of $3,365,370 in 2008 and $2,781,565 in 2007, respectively	172,080,251	166,456,800
Property and equipment, net	5,044,526	4,902,097
Foreclosed assets	50,414	88,840
Accrued interest and other income	1,008,498	1,205,247
Goodwill	120,000	120,000
Bank owned life insurance	3,062,150	2,953,020
Other assets	1,606,842	1,249,790

Total assets	$204,178,015	$210,957,373

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$24,161,085	$28,040,914
Interest-bearing	139,586,027	143,139,318

Total deposits	163,747,112	171,180,232

Federal funds purchased and securities sold under agreements to repurchase	2,144,186	147,327
Short-term debt	1,740,000	—
Long-term debt	10,700,000	14,656,117
Dividends payable	29,987	504,483
Accrued interest payable	500,694	631,197
Other liabilities	933,033	854,826

Total liabilities	179,795,012	187,974,182

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share	2,620,325	2,620,325
Common stock, 5,000,000 shares authorized at no par value; 3,167,568 shares issued in 2008 and 3,162,764 shares issued in 2007	9,270,253	9,217,939
Retained earnings	12,493,763	11,141,839
Accumulated other comprehensive income (loss)	(1,338)	3,088

Total stockholders’ equity	24,383,003	22,983,191

Total liabilities and stockholders’ equity	$204,178,015	$210,957,373

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Interest income
Loans and fees on loans	$11,912,386	$13,797,058	$12,488,514
Federal funds sold	7,131	20,375	19,814
Investment securities, taxable	138,372	213,118	206,680
Deposits with banks	298,362	993,791	737,541

Total interest income	12,356,251	15,024,342	13,452,549

Interest expense
Deposits	4,849,164	5,766,590	4,510,199
Federal funds purchased and securities sold under agreements to repurchase	6,716	30,612	29,959
Short-term debt	11,545	—	28,010
Long-term debt	568,357	653,381	613,026

Total interest expense	5,435,782	6,450,583	5,181,194

Net interest income	6,920,469	8,573,759	8,271,355

Provision for loan losses	799,913	717,629	614,367

Net interest income after provision for loan losses	6,120,556	7,856,130	7,656,988

Noninterest income
Service charges on deposit accounts	1,153,707	1,125,212	1,019,993
Gain on sale of government guaranteed loans	—	147,840	27,588
Fees and yield spread premiums on loans delivered to correspondents	136,316	209,722	243,007
Other service charges and fees	368,678	340,914	200,558
Other operating income	839,410	794,245	554,205

Total noninterest income	2,498,111	2,617,933	2,045,351

Noninterest expense
Salaries and employee benefits	3,207,384	3,063,889	2,855,605
Occupancy expense	410,489	374,945	377,561
Equipment expense	322,824	330,094	336,903
Data processing	365,017	379,042	355,698
Foreclosed assets, net	43,260	44,367	324
Postage/printing and supplies	229,841	215,313	229,822
Professional fees	251,747	311,513	163,182
Other expense	1,448,824	1,400,807	1,270,997

Total noninterest expense	6,279,386	6,119,970	5,590,092

Net income before income taxes	2,339,281	4,354,093	4,112,247

Income tax expense	824,716	1,568,887	1,461,354

Net income	1,514,565	2,785,206	2,650,893
Preferred stock dividends	(119,295)	(119,295)	(119,295)

Net income available to common stockholders	$1,395,270	$2,665,911	$2,531,598

Basic earnings per common share	$0.44	$0.85	$0.85

Diluted earnings per common share	$0.42	$0.78	$0.76

Basic weighted average common shares outstanding	3,165,891	3,126,834	2,967,554

Diluted weighted average common shares outstanding	3,586,927	3,564,272	3,507,794

Dividends declared per common share	$—	$0.15	$—

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2008, 2007 and 2006

	Convertible Preferred Stock		Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2005	189,356	$2,620,325	1,472,094	$8,236,917	$6,418,744	$(15,200)	$17,260,786

Comprehensive income
Net income	—	—	—	—	2,650,893	—	2,650,893
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $6,738	—	—	—	—	—	10,740	10,740

Total comprehensive income							2,661,633

Common stock options exercised, net of shares surrendered in cashless exchange	—	—	29,832	129,355	—	—	129,355
Tax benefit related to exercise of non-qualified stock options	—	—	—	99,127	—	—	99,127
Fractional shares purchased	—	—	(842)	(19,641)	—	—	(19,641)
Stock based compensation	—	—	—	15,489	—	—	15,489
Common stock splits effected in the form of a common stock dividend	—	—	1,501,084	—	—	—	—
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	(119,295)	—	(119,295)

Balance, December 31, 2006	189,356	2,620,325	3,002,168	8,461,247	8,950,342	(4,460)	20,027,454

Comprehensive income
Net income	—	—	—	—	2,785,206	—	2,785,206
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $4,735	—	—	—	—	—	7,548	7,548

Total comprehensive income							2,792,754

Common stock options exercised, net of shares surrendered in cashless exchange	—	—	160,596	186,467	—	—	186,467
Tax benefit related to exercise of non-qualified stock options	—	—	—	565,076	—	—	565,076
Stock based compensation	—	—	—	5,149	—	—	5,149
Dividends declared on common stock ($0.15 per share)	—	—	—	—	(474,414)	—	(474,414)
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	(119,295)	—	(119,295)

Balance, December 31, 2007	189,356	$2,620,325	3,162,764	$9,217,939	$11,141,839	$3,088	$22,983,191

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity, continued

For the years ended December 31, 2008, 2007 and 2006

	Convertible Preferred Stock		Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2007	189,356	$2,620,325	3,162,764	$9,217,939	$11,141,839	$3,088	$22,983,191

Cumulative effect of initial adoption of EITF 06-4					(43,346)		(43,346)

Balance, January 1, 2008	189,356	2,620,325	3,162,764	9,217,939	11,098,493	3,088	22,939,845
Net income	—	—	—	—	1,514,565	—	1,514,565
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $2,777	—	—	—	—	—	(4,426)	(4,426)

Total comprehensive income							1,510,139
Common stock options exercised	—	—	4,804	18,132	—	—	18,132
Stock based compensation	—	—	—	34,182	—	—	34,182
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	(119,295)	—	(119,295)

Balance, December 31, 2008	189,356	$2,620,325	3,167,568	$9,270,253	$12,493,763	$(1,338)	$24,383,003

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$1,514,565	$2,785,206	$2,650,893
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	314,241	314,933	343,286
Provision for loan losses	799,913	717,629	614,367
Loss on the sale of foreclosed assets	43,260	44,367	324
Stock-based compensation	34,182	5,149	15,489
(Gain) loss on disposal of property and equipment	15,693	(3,046)	—
Deferred income taxes	(228,008)	(198,034)	(114,682)
Accretion of discount on securities, net of amortization of premiums	(8,023)	(57,283)	(47,638)
Changes in assets and liabilities:
Accrued income	196,749	(158,104)	(233,476)
Increase in cash surrender value of life insurance	(109,130)	(105,883)	(106,717)
Other assets	(126,267)	107,521	(133,433)
Accrued interest payable	(130,503)	26,304	292,024
Other liabilities	34,861	172,266	223,569

Net cash provided by operating activities	2,351,533	3,756,908	3,610,723

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits with banks	10,745,181	(10,629,521)	3,896,604
Net decrease in federal funds sold	200,000	9,000	95,000
Purchases of investment securities	(4,558,260)	(4,447,272)	(4,981,162)
Maturities of investment securities	5,516,631	5,047,251	5,526,756
Purchases of restricted equity securities	(53,450)	(77,184)	(44,100)
Redemption of restricted equity securities	—	134,400	—
Net increase in loans	(6,667,952)	(13,884,835)	(12,427,509)
Proceeds from the sale of foreclosed assets	239,754	506,708	304,395
Proceeds from sale of property and equipment	4,715	9,900	—
Purchases of property and equipment	(477,078)	(780,627)	(178,591)

Net cash provided by (used in) investing activities	4,949,541	(24,218,063)	(7,915,324)

Cash flows from financing activities
Net increase (decrease) in deposits	(7,433,120)	20,088,962	5,235,599
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	1,996,859	(362,468)	(648,121)
Net increase in short-term debt	1,740,000	—	—
Net increase (decrease) in long-term debt	(3,956,117)	492,630	(331,038)
Dividends paid on preferred stock	(119,295)	(119,295)	(119,295)
Dividends paid on common stock	(474,496)	—	—
Fractional shares purchased	0	—	(19,641)
Stock options exercised	18,132	186,467	129,355
Tax benefit related to exercise of non-qualified stock options	—	565,076	99,127

Net cash (used in) provided by financing activities	(8,228,037)	20,851,372	4,345,986

Net increase (decrease) in cash and cash equivalents	(926,963)	390,217	41,385
Cash and cash equivalents, beginning	2,220,733	1,830,516	1,789,131

Cash and cash equivalents, ending	$1,293,770	$2,220,733	$1,830,516

Continued

Consolidated Statements of Cash Flows, continued

For the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Supplemental disclosures of cash flow information
Interest paid	$5,566,285	$6,424,279	$4,889,170

Income taxes paid	$1,231,235	$1,096,476	$1,623,610

Loans transferred to foreclosed properties	$244,588	$562,412	$346,177

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (“Subsidiary”) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services through U-VEST.

On July 31, 2000, Surrey Bank & Trust formed Freedom Finance, LLC (originally named Friendly Finance, LLC) a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers.

The accounting and reporting policies of the Company and subsidiaries follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

Management believes the policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities in two business segments. In determining the appropriateness of segment definition, the Company considers the materiality of potential business segments and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment. For more information on business segments see Note 21.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially the Company’s entire loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta and Silverton Bank (formerly The Bankers Bank) and are in sweep accounts, which sweep excess funds out nightly and invest the funds in accounts that pay a daily rate that mirrors the federal funds rate. Other deposits included in this category are short-term certificates of deposit.

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. No securities held by the Company for the periods presented were classified as held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recorded on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exist, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. The loans are generally variable rate loans which eliminates the market risk to the Bank and are therefore carried at cost.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received on nonaccrual loans are first applied to principal and any residual amounts are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10-40
Furniture and equipment	3-25

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense. The historical average holding period for such properties is less than six months.

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Employee contributions are matched by the Company up to the first six percent of an employee’s contribution for 2008. In previous years the Company match was up to the first four percent of an employee’s contribution. The Company match is expensed as incurred.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Employee Benefit Plans, continued

Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheet.

Stock-based Compensation

During the first quarter of 2006, the Company adopted the provisions of, and began accounting for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 123-revised 2004 (SFAS 123R), Share-Based Payment which replaces Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for the grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123R did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows. See Note 15 for further information regarding the Company’s stock based compensation assumptions and expenses.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

The Company classifies interest accrued on unrecognized tax benefits with interest expense. Penalties accrued on unrecognized tax benefits are classified with operating expenses.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Income Taxes, continued

In 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise’s tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, Surrey Bancorp adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have any impact on the Company’s consolidated financial position or operations.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Advertising Cost

The Company incurred marketing and advertising cost of $132,453, $123,360 and $138,170 for the years ended December 31, 2008, 2007, and 2006, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance: The carrying amount reported in the balance sheet approximates the fair value as it represents the cash surrender value of the life insurance.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Federal funds purchased, securities sold under agreements to repurchase and short-term debt: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and short-term debt approximate their fair values.

Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, (SFAS 141(R)) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Also, in December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin (ARB) No. 51 (SFAS 160). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. SFAS 160 had no impact on the Company’s financial position, results of operations or cash flows.

In February 2008, the FASB issued FASB Staff Position No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP 140-3”). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under Statement 140. FSP 140-3 was effective for the Company on January 1, 2009, and had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff f Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R) and other U.S. generally accepted accounting principles. This FSP is effective for the Company on January 1, 2009, and had no material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 is effective November 15, 2008. The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. The application of SFAS No. 162 had no effect on the Company’s financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payments Transactions are Participating Securities, (“FSP EITF 03-6-1”). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company’s financial position, results of operations, earnings per share or cash flow.

The SEC’s Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 (“Press Release”) to provide clarifications on fair value accounting. The press release includes guidance on the use of management’s internal assumptions and the use of “market” quotes. It also reiterates the factors in SEC Staff Accounting Bulletin (“SAB”) Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP SFAS 157-3”). This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements” (see Note 11) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP is effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of December 31, 2008 as discussed in Note 3.

FSP SFAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities, (“SFAS 140-4 and FIN 46(R)-8”) was issued in December 2008 to require public entities to disclose additional information about transfers of financial assets and to require public enterprises to provide additional disclosures about their involvement with variable interest entities. The FSP also requires certain disclosures for public enterprises that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 31, 2008. This FSP had no material impact on the financial position of the Company.

FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, (“FSP EITF 99-20-1”) was issued in January 2009. Prior to the Staff Position, other-than-temporary impairment was determined by using either EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interest and Beneficial Interest that Continue to be Held by a Transferor in Securitized Financial Assets, (“EITF 99-20”) or SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities”, (“SFAS 115”) depending on the type of security. EITF 99-20 requires the use of market participant assumptions regarding future cash flows regarding the probability of collecting all cash flows previously projected. SFAS 115 determined impairment to be other than temporary if it was probable the holder would be unable to collect all amounts due according to the contractual terms. To achieve a more consistent determination of other-than-temporary impairment, the Staff Position amends EITF 99-20 to determine any other-than-temporary impairment based on the guidance in SFAS 115, allowing management to use more judgment in determining any other-than-temporary impairment. The Staff Position is effective for interim and annual reporting periods ending after December 15, 2008 and shall be applied prospectively. Retroactive application is not permitted. Management has reviewed the Company’s security portfolio and evaluated the portfolio for any other-than-temporary impairment as discussed in Note 3.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $806,000 and $1,104,000 for the periods including December 31, 2008 and 2007, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities available for sale and their approximate fair values at December 31, 2008 and 2007 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2008
Government-sponsored enterprises	$1,512,503	$21,557	$—	$1,534,060
Mortgage-backed securities	100,457	197	887	99,767
Corporate bonds	550,000	—	23,045	526,955

	$2,162,960	$21,754	$23,932	$2,160,782

2007
Government-sponsored enterprises	$2,996,111	$4,986	$597	$3,000,500
Mortgage-backed securities	117,196	648	11	117,833

	$3,113,307	$5,634	$608	$3,118,333

Restricted equity securities were $1,047,464 and $994,014 at December 31, 2008 and 2007, respectively. Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank. These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB.

At December 31, 2008 and 2007, substantially all investment securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2008, were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$500,871	$508,320
Due after one year through five years	1,011,632	1,025,740
Due after five years through ten years	591,828	568,311
Due after ten years	58,629	58,411

	$2,162,960	$2,160,782

For the years ended December 31, 2008, 2007 and 2006, the Company had no realized gains or losses from the sale of investment securities. All were held to their scheduled maturity dates or call date.

Notes to Consolidated Financial Statements

Note 3. Securities, continued

The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007. These unrealized losses on investment securities are a result of volatility in interest rates and relate to mortgage backed securities and corporate bonds issued by other banks at December 31, 2008.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2008
Government-sponsored enterprises	$—	$—	$—	$—	$—	$—
Mortgage backed securities	61,229	861	9,271	26	70,500	887
Corporate bonds	526,955	23,045	—	—	526,955	23,045

	$588,184	$23,906	$9,271	$26	$597,455	$23,932

2007
Government-sponsored enterprises	$1,495,750	$597	$—	$—	$1,495,750	$597
Mortgage backed securities	12,267	11	—	—	12,267	11

	$1,508,017	$608	$—	$—	$1,508,017	$608

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2008 and 2007 are as follows:

	2008	2007
Commercial	$122,125,641	$117,802,940
Real estate:
Construction and land development	4,123,370	4,149,219
Residential, 1-4 families	35,582,692	35,064,796
Farmland	256,698	307,586
Nonfarm, nonresidential	2,420,716	570,276
Agricultural	63,574	89,914
Consumer, net of discounts of $32,908 in 2008 and $63,276 in 2007	10,723,046	10,945,019
Other	123,386	295,290

	175,419,123	169,225,040

Deferred loan origination costs, net of fees	26,498	13,325

	175,445,621	169,238,365
Allowance for loan losses	(3,365,370)	(2,781,565)

	$172,080,251	$166,456,800

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2008	2007	2006
Balance, beginning	$2,781,565	$2,531,305	$2,311,298

Provision charged to expense	799,913	717,629	614,367
Recoveries of amounts charged off	41,110	51,140	118,877
Amounts charged off	(257,218)	(518,509)	(513,237)

Balance, ending	$3,365,370	$2,781,565	$2,531,305

The following is a summary of information pertaining to impaired loans at December 31:

	2008	2007
Impaired loans without a valuation allowance	$443,124	$337,133
Impaired loans with a valuation allowance	1,990,260	865,131

Total impaired loans	$2,433,384	$1,202,264

Valuation allowance related to impaired loans	$756,492	$187,919

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2008, 2007, and 2006, (all approximate) are summarized below:

	2008	2007	2006
Average investment in impaired loans	$542,000	$243,000	$474,000

Interest income recognized on impaired loans	$34,600	$25,800	$21,300

Interest income recognized on a cash basis on impaired loans	$1,900	$7,200	$13,600

No additional funds are committed to be advanced in connection with impaired loans.

Nonaccrual loans were $544,061 and $350,141 at December 31, 2008 and December 31, 2007, respectively, and are included in the table above. There were $36,725 and $49,001 in loans past due 90 days or more at December 31, 2008 and 2007, respectively, not included in nonaccrual loans.

Note 6. Loan Servicing

During 2005, the Company began selling the guaranteed portion of certain government guaranteed commercial loans in the secondary market. The Company continues to service these loans that totaled $7,733,952 and $8,456,948 at December 31, 2008 and 2007, respectively. Management believes the value of the servicing asset approximates the fair value of the services the Company must perform related to these loans. Accordingly, no servicing asset or liability is recognized at December 31, 2008 or 2007. Gains on the sale of government guaranteed loans are presented as a separate component of noninterest income on the consolidated statements of income for the years ended December 31, 2008, 2007, and 2006.

Notes to Consolidated Financial Statements

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2008 and 2007 are as follows:

	2008	2007
Land and improvements	$1,575,620	$1,449,822
Buildings and improvements	3,773,371	3,184,975
Furniture and equipment	2,406,587	2,227,879
Construction in progress	24,642	516,888

	7,780,220	7,379,564
Less accumulated depreciation	(2,735,694)	(2,477,467)

	$5,044,526	$4,902,097

Depreciation expense amounted to $314,241, $314,933 and $343,286 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company’s West Pine Street branch and former Stuart branch (land only) are leased under operating leases at a monthly rental of $1,969 and $1,546, respectively. The West Pine Street lease is for a five-year term, which expires March 31, 2010. The Company has the option to renew the lease for three additional five-year terms. The former Stuart, Virginia branch land lease is a month-to-month lease that terminated in early 2009 when the vacated modular unit was moved to a lot adjacent to the Main branch in Mount Airy. Rental expense was $42,174, $41,810 and $41,149 for 2008, 2007 and 2006, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2008, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2009	$23,625
2010	5,906
2011 and thereafter	—

$29,531

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2008 and 2007, was $32,755,026 and $38,482,107, respectively. At December 31, 2008, the scheduled maturities of total time deposits are as follows:

2009	$90,475,869
2010	2,968,684
2011	2,603,197
Thereafter	2,544,329

$98,592,079

Notes to Consolidated Financial Statements

Note 9. Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, and a variable rate instrument tied to the one-month LIBOR rate. The rate on the variable rate instrument as of December 31, 2008 was 3.90%. Additional information at December 31, 2008, 2007, and 2006, and for the periods then ended is summarized below:

	2008	2007	2006
Outstanding balance at December 31	$3,884,186	$147,327	$509,795

Year-end weighted average rate	1.69%	3.20%	4.40%

Daily average outstanding during the year	$701,027	$696,780	$725,809

Average rate for the year	2.60%	4.39%	4.13%

Maximum outstanding at any month-end during the year	$4,041,527	$1,266,342	$1,100,650

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $15,000,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $17,010,000. At December 31, 2008, the outstanding amount due on the unsecured lines with correspondent banks was $2,000,000. There were no outstanding balances due on the unsecured lines of credit with correspondent banks at December 31, 2007. Amounts due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2008 and 2007 amounted to $12,200,000 and $13,450,000, respectively. Of the $12,200,000 outstanding at December 31, 2008, $1,500,000 was classified as short-term debt and $10,700,000 was classified as long-term debt. At December 31, 2007 the entire $13,450,000 was classified as long-term debt.

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 3.72% to 4.99% and convertible rate instruments bearing rates ranging from 3.71% to 4.95%. The weighted average rate of all long-term debt at December 31, 2008 was 4.30%. Collateral consist of real estate, substantially all 1-4 family first and second lien and revolving residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2009	$3,000,000
2010	2,250,000
2011	1,350,000
2012	350,000
Thereafter	3,750,000

$10,700,000

Note 11. Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Fair Value Hierarchy

Under SFAS 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

(in thousands)
December 31, 2008	Total	Level 1	Level 2	Level 3
Investment securities available for sale	$2,161	$—	$2,161	$—

Total assets at fair value	$2,161	$—	$2,161	$—

Total liabilities at fair value	$—	$—	$—	$—

The Company had no Level 3 assets measured at fair value on a recurring basis at December 31, 2008.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities measured at fair value on a nonrecurring basis are included in the table below.

(in thousands)
December 31, 2008	Total	Level 1	Level 2	Level 3
Impaired Loans	$1,234	$—	$1,234	$—
Foreclosed assets	50	—	50	—

Total assets at fair value	$1,284	$—	$1,284	$—

Total liabilities at fair value	$—	$—	$—	$—

The Company had no Level 3 assets measured at fair value on a non-recurring basis at December 31, 2008.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Financial Instruments

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$1,294	$1,294	$2,221	$2,221
Federal funds sold and interest-bearing deposits with banks	16,703	16,703	27,648	27,648
Securities, available for sale	2,161	2,161	3,118	3,118
Restricted equity securities	1,047	1,047	994	994
Loans, net of allowance for loan losses	172,080	181,549	166,457	167,578
Bank owned life insurance	3,062	3,062	2,953	2,953

Financial liabilities
Deposits	163,747	160,442	171,181	167,557
Federal funds purchased and securities sold under agreements to repurchase	2,144	2,146	147	147
Long-term and short-term debt	12,440	12,701	14,656	14,787
Commitments and contingencies	—	—	—	—

Note 12. Stockholders’ Equity

In February, 2006, the Company declared a 20% common stock split effected in the form of a dividend that was retroactively applied to the previous year’s earnings per share and other related calculations.

On December 28, 2006, the Company declared a 2 for 1 common stock split effected in the form of a common stock dividend for shareholders of record on February 15, 2007. The effects of the 2 for 1 common stock split effected in the form of a common stock dividend have been retroactively applied to the current and previous years’ earnings per share and other related calculations.

In September 2006, the FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (EITF) relating to EITF 06-4, Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangement (EITF 06-4). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life, which the Company owns, and collateral assignment split dollar life. EITF 06-4 covers the former and EITF 06-10 covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board (APB) Opinion No. 12, Omnibus Opinion—1967 (if the arrangement is, in substance, an individual deferred compensation contract). The Company recognized the effects of applying this issue as a change in accounting principle through a cumulative-effect adjustment to retained earnings. The reduction of beginning retained earnings resulting from the cumulative-effect of the adoption of EITF 06-4 was $43,346. Expense amounting to approximately $14,785 was recognized in salaries and benefits expense in the period ended December 31, 2008.

Notes to Consolidated Financial Statements

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2008, 2007, and 2006.

	2008	2007	2006
Net income	$1,514,565	$2,785,206	$2,650,893
Preferred stock dividends	(119,295)	(119,295)	(119,295)

Net income available to common shareholders	$1,395,270	$2,665,911	$2,531,598

Weighted average common shares outstanding	3,165,891	3,126,834	2,967,554

Effect of dilutive securities:
Options	25,888	42,290	145,092
Convertible preferred stock	395,148	395,148	395,148

Weighted average common shares outstanding, diluted	3,586,927	3,564,272	3,507,794

Basic earnings per share	$0.44	$0.85	$0.85

Diluted earnings per share	$0.42	$0.78	$0.76

Note 14. Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). Employee contributions were matched by the Company based on 100% of the first four percent of an employee’s contribution for 2006 and 2007. Beginning in 2008, the Company began matching 100% of the first six percent of an employee’s contribution. For the years ended December 31, 2008, 2007 and 2006, the Company contributed $136,496, $89,420 and $83,059 to the Plan, respectively.

During 2005, the Company adopted a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $16,388 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $336,388 and $244,379 at December 31, 2008 and 2007, respectively. Employee benefits expense, an actuarially determined amount, was $92,009, $94,610, and $82,959 for the years ended December 31, 2008, 2007, and 2006, respectively. The assumed discount rate for the plan was 7.0% at December 31, 2008, 2007, and 2006.

During 2005, the Company also adopted a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $398,090 and $300,341 at December 31, 2008, and 2007, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2008, 2007, and 2006 were $97,749, $164,550, and $72,511, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $3,062,150 and $2,953,020 at December 31, 2008 and 2007, respectively.

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, (SFAS No. 123R) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. SFAS No. 123R requires recognition of the services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The Company has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $51,791 and $7,801 for the years ended December 31, 2008 and 2007, respectively. The income tax benefit recognized for share-based compensation arrangements was approximately $17,609 and $2,652 for the years ended December 31, 2008 and 2007, respectively.

The Company has a qualified incentive stock option plan which reserves, as amended, 89,080 shares (adjusted for stock exchange, splits, dividends and exercised shares) for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant. This plan expired on June 1, 2007. Before the plan expired, the 43,296 remaining shares available for grant were granted.

The Company also has a non-qualified stock option plan, which reserves, as amended, 22,512 shares (adjusted for stock exchange, splits, dividends and exercised shares) for purchase by non-employee directors. Options granted under this plan are exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant. This plan also expired on June 1, 2007. The six remaining shares not grated as of that date expired.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 5 years, and forfeitures are considered immaterial based on the historical data of the Company. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees for the year ended December 31, 2007. No options were granted during the year ended December 31, 2008, due to the expiration of the plan.

Year Ended December 31, 2007
Dividend yield	0.00%
Risk-free rate	4.87%
Volatility	21.59%
Expected life	10 years

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

A summary of option activity under the stock option plans during the years ended December 31, 2008, 2007, and 2006 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2005	21,651	156,872	$5.38

Exercised	—	(30,778)	4.96
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
2 for 1 common stock split	21,651	126,094	—

Balance at December 31, 2006	43,302	252,188	2.74

Exercised	—	(179,088)	2.49
Authorized	—	—	—
Forfeited	—	—	—
Granted	(43,296)	43,296	13.27
Expired	(6)	—	—

Balance at December 31, 2007	—	116,396	7.07

Exercised	—	(4,804)	3.77
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
Expired	—	—	—

Balance at December 31, 2008	—	111,592	7.21

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2008:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$3.03	5,668	$3.03	0.6	5,668	$3.03
3.95	13,306	3.95	2.1	13,306	3.95
2.57	38,144	2.57	2.6	38,144	2.57
5.30	7,578	5.30	4.5	7,578	5.30
6.15	3,600	6.15	5.3	2,880	6.15
13.27	43,296	13.27	8.4	8,659	13.27

Total/Average	111,592	7.21	4.9	76,235	4.46

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest, as of December 31, 2008:

Incentive and non qualified stock options:
Fair value of options granted during period expected to vest	$—

Aggregate intrinsic value of exercisable and nonvested options expected to vest	$317,144

Number of nonvested options expected to vest	35,357

Weighted average price of nonvested options expected to vest	$13.12

Weighted average remaining life of nonvested options expected to vest	3.11

Intrinsic value of nonvested options expected to vest	$—

As of December 31, 2008, there was $117,131 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 3.11 years. The total fair value of shares vested during the year ended December 31, 2008 was $115,545

Note 16. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2008	2007	2006
Current	$1,052,724	$1,766,921	$1,576,036
Deferred	(228,008)	(198,034)	(114,682)

	$824,716	$1,568,887	$1,461,354

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2008	2007	2006
Expected tax expense	$795,356	$1,480,392	$1,398,164
State income tax, net of federal tax benefit	78,091	138,285	143,305
Tax exempt income	(66,312)	(54,956)	(93,283)
Other	17,581	5,166	13,168

	$824,716	$1,568,887	$1,461,354

Notes to Consolidated Financial Statements

Note 16. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31, 2008 and 2007 are summarized as follows:

	2008	2007
Deferred tax assets
Allowance for loan losses	$1,229,730	$1,003,217
Deferred compensation liability	283,141	209,990
Net unrealized loss on securities available for sale	2,777	—
Interest income on non-accrual loans	13,347	—
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	43,717	47,112

	1,572,712	1,260,319

Deferred tax liabilities
Depreciation	295,413	220,994
Net unrealized gain on securities available for sale	—	1,938
Net deferred loan fees	10,215	5,137
Other	14,481	12,370

	320,109	240,439

Net deferred tax asset	$1,252,603	$1,019,880

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of operations. Tax years 2005 through 2007 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

Note 17. Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

Notes to Consolidated Financial Statements

Note 17. Commitments and Contingencies, continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2008 and 2007 is as follows:

	2008	2007
Commitments to extend credit, including unused lines of credit	$36,421,508	$27,851,465
Standby letters of credit	2,036,638	1,480,754

	$38,458,146	$29,332,219

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments carry both fixed and variable rates of interest.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $3,900,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered to be concentrations: heavy and civil engineering construction, motion picture and sound recording, crop production, trucking, used car dealers, metal products fabrication and building construction.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 18. Regulatory Restrictions

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by a bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,277,000 at December 31, 2008. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2008 and 2007.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2008
Total Capital
(to Risk-Weighted Assets)
Consolidated	$25,160	14.75%	$13,649	8.00%	$	n/a	n/a	%
Surrey Bank & Trust	$23,548	13.80%	$13,648	8.00%		$17,060	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$23,012	13.49%	$6,824	4.00%	$	n/a	n/a	%
Surrey Bank & Trust	$21,400	12.54%	$6,824	4.00%		$10,236	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$23,012	11.38%	$8,089	4.00%	$	n/a	n/a	%
Surrey Bank & Trust	$21,400	10.58%	$8,090	4.00%		$10,113	5.00%

December 31, 2007
Total Capital
(to Risk-Weighted Assets)
Consolidated	$23,911	14.49%	$13,198	8.0%	$	n/a	n/a	%
Surrey Bank & Trust	$22,197	13.46%	$13,190	8.0%		$16,488	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$21,840	13.24%	$6,599	4.0%	$	n/a	n/a	%
Surrey Bank & Trust	$20,127	12.21%	$6,595	4.0%		$9,893	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$21,840	10.70%	$8,162	4.0%	$	n/a	n/a	%
Surrey Bank & Trust	$20,127	9.86%	$8,162	4.0%		$10,203	5.00%

Note 19. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2008	2007
Balance, beginning	$6,196,064	$1,855,400

New loans	2,869,538	6,394,702
Repayments	(2,052,807)	(2,054,038)

Balance, ending	$7,012,795	$6,196,064

Deposit transactions with related parties at December 31, 2008 and 2007 were insignificant.

Notes to Consolidated Financial Statements

Note 20. Investment in Freedom Finance, LLC

The condensed balance sheets of Freedom Finance, LLC, as of December 31, 2008 and 2007, and the related condensed statements of income and cash flows for each of the three years in the period ended December 31, 2008, are presented below:

Condensed Balance Sheets

December 31, 2008 and 2007

	2008	2007
Assets

Cash and due from banks	$33,398	$48,221
Loans, net of allowance for loan losses of $178,687 and $258,915 in 2008 and 2007, respectively	1,608,187	2,330,239
Property and equipment, net	2,907	5,317
Foreclosed assets	22,206	88,840
Other assets	104,392	202,989

	$1,771,090	$2,675,606

Liabilities and Capital

Liabilities
Short-term debt	$240,000	$—
Long-term debt	—	1,200,000
Other liabilities	7,665	(1,736)

	247,665	1,198,264

Capital
Equity	642,078	642,078
Retained earnings	881,347	835,264

	1,523,425	1,477,342

	$1,771,090	$2,675,606

Condensed Statements of Income

For the years ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Income
Interest income	$476,304	$680,633	$612,966
Other income	2,083	4,502	2,497

Total income	478,387	685,135	615,463

Expenses
Interest expense	35,767	124,143	84,079
Provision for loan losses	22,871	284,901	392,020
Salaries and employee benefits	127,306	121,351	117,385
Occupancy expense	14,915	13,381	12,854
Equipment expense	8,131	6,715	10,623
Foreclosed assets, net	43,260	37,695	3,945
Other expense	180,054	158,611	117,267

Total expense	432,304	746,797	738,173

Net income (loss)	$46,083	$(61,662)	$(122,710)

Notes to Consolidated Financial Statements

Note 20. Investment in Freedom Finance, LLC, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$46,083	$(61,662)	$(122,710)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,410	2,605	2,809
Provision for loan losses	22,871	284,901	392,020
Deferred income taxes	30,569	40,396	(77,378)
Net increase in other assets	134,662	(43,579)	(73,508)
Net decrease in other liabilities	9,401	(23,566)	7,169

Net cash provided by operating activities	245,996	199,095	128,402

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	—	—	2,575
Purchase of property and equipment	—	—	(1,365)
Net (increase) decrease in loans	699,181	299,083	(1,832,919)

Net cash provided in (used in) investing activities	699,181	299,083	(1,831,709)

Cash flows from financing activities
Net increase in short-term debt	240,000	—	—
Net increase (decrease) in long-term debt	(1,200,000)	(500,000)	1,700,000

Net cash used by financing activities	(960,000)	(500,000)	1,700,000

Net (decrease) in cash and due from banks	(14,823)	(1,822)	(3,307)

Cash and cash equivalents, beginning	48,221	50,043	53,350

Cash and cash equivalents, ending	$33,398	$48,221	$50,043

Notes to Consolidated Financial Statements

Note 21. Segment Reporting

The Company has two reportable segments, the Bank and Freedom Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Freedom Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006, is as follows:

	Bank	Freedom Finance, LLC	Intersegment Elimination	Consolidated Totals
2008

Net interest income	$6,479,931	$440,538	$—	$6,920,469
Noninterest income	2,496,028	2,083	—	2,498,111
Depreciation and amortization	311,831	2,410	—	314,241
Provision for loan losses	777,042	22,871	—	799,913
Net income	1,468,482	46,083		1,514,565
Assets	203,970,462	1,771,090	(1,563,537)	204,178,015

2007

Net interest income	$8,017,269	$556,490	$—	$8,573,759
Noninterest income	2,613,431	4,502	—	2,617,933
Depreciation and amortization	312,328	2,605	—	314,933
Provision for loan losses	432,728	284,901	—	717,629
Net income	2,846,868	(61,662)	—	2,785,206
Assets	209,806,380	2,675,606	(1,524,613)	210,957,373

2006

Net interest income	$7,742,468	$528,887	$—	$8,271,355
Noninterest income	2,042,854	2,497	—	2,045,351
Depreciation and amortization	340,477	2,809	—	343,286
Provision for loan losses	222,347	392,020	—	614,367
Net income	2,773,603	(122,710)	—	2,650,893
Assets	185,327,212	3,260,834	(1,478,518)	187,109,528

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2008, 2007, and 2006. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments. The Company includes the holding company and an insurance and investment agency in its Bank segment above. The Bank does not have any single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2008 and 2007

	2008	2007
Assets

Cash and due from banks	$101,253	$597,957
Interest-bearing deposits with banks	1,540,000	1,065,000
Investment in subsidiaries	22,771,139	21,269,887
Other assets	598	554,830

	$24,412,990	$23,487,674

Liabilities and Capital

Liabilities
Dividends payable	$29,987	$504,483

Capital
Preferred stock	2,620,325	2,620,325
Common stock	9,270,253	9,217,939
Retained earnings	12,493,763	11,141,839
Accumulated other comprehensive income (loss)	(1,338)	3,088

	24,383,003	22,983,191

	$24,412,990	$23,487,674

Condensed Statements of Income

For the periods ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Income
Equity in undistributed income of subsidiary	$1,514,842	$2,765,315	$2,644,562
Interest income	59,172	81,376	59,534

Total income	1,574,014	2,846,691	2,704,096

Expenses
Other expense	59,592	51,239	49,942

Total expense	59,592	51,239	49,942

Income before income taxes	1,514,422	2,795,452	2,654,154
Income tax expense (benefit)	(143)	10,246	3,261

Net income	$1,514,565	$2,785,206	$2,650,893
Preferred stock dividends	(119,295)	(119,295)	(119,295)

Net income available to common stockholders	$1,395,270	$2,665,911	$2,531,598

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity, continued

Condensed Statements of Cash Flows

For the periods ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$1,514,565	$2,785,206	$2,650,893
Adjustment to reconcile net income to net cash provided by operating activities	—	—	—
Equity in undistributed earnings of subsidiary	(1,514,842)	(2,765,315)	(2,644,562)
Net increase in other assets	554,232	(458,964)	(51,063)

Net cash used by operating activities	553,955	(439,073)	(44,732)

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	(475,000)	325,000	(215,000)
Loan participations (purchased) sold	—	—	195,602

Net cash used in investing activities	(475,000)	325,000	(19,398)

Cash flows from financing activities
Common stock options exercised	18,132	186,467	129,355
Fractional shares purchased	—	—	(19,641)
Tax benefit of non-employee stock option deduction	—	565,076	99,127
Dividends paid	(593,791)	(119,295)	(119,295)

Net cash provided by financing activities	(575,659)	632,248	89,546

Net increase (decrease) in cash and due from banks	(496,704)	518,175	25,416

Cash and cash equivalents, beginning	597,957	79,782	54,366

Cash and cash equivalents, ending	$101,253	$597,957	$79,782

Notes to Consolidated Financial Statements

Note 23. Subsequent Events

Participation in U.S. Treasury’s Capital Purchase Program

On January 9, 2009, the Company entered into an agreement with the United States Department of the Treasury (“Treasury”). The Company issued and sold to the Treasury 2,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B; with a liquidation value of $1,000 per share; and a warrant to purchase 100.001 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, at an initial exercise price of $.01 per share, which was immediately exercised. The warrant has a liquidation value of $1,000 per share. The Company received $2,000,000 in cash from the transaction. The Series B preferred stock calls for cumulative dividends at a rate of 5% per year for the first five years, and a rate of 9% per year in following years. The Series C preferred stock pays cumulative dividends at a rate of 9% per annum. This resulted in restrictions on our ability to pay dividends on our common stock and to repurchase shares of our common stock. Unless all accrued dividends on the Series B and Series C have been paid in full no dividends may be declared or paid on our common stock; and subject to limited exceptions, we may not repurchase any of our outstanding common stock. Additionally, until January 9, 2012, we are required to obtain consent from the U.S. Treasury in order to declare or pay any dividends or make any distribution on our common stock unless we have redeemed all the Series B and Series C Preferred Stock or the U. S. Treasury has transferred all of those shares to a third party.

FDIC Special Assessment

On February 27, 2009, the Board of Directors of the Federal Deposit Insurance Corporation (FDIC) voted to amend the restoration plan for the Deposit Insurance Fund. The Board took action by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system, and increased regular premiums rates for 2009, which banks must pay on top of the special assessment. The 20 basis point special assessment on the industry will be as of June 30, 2009, payable on September 30, 2009. As a result of the special assessment and increased regular assessments, the Company projects it will experience an increase in FDIC assessment expense of approximately $438,000 from 2008 to 2009. The 20 basis point assessment represents $346,000 of this increase.

Proceeds from Life Insurance

During February 2009, Freedom Finance, LLC. (subsidiary) received death proceeds from life insurance in the amount of $1,000,000 on the life of its former partner. The proceeds are tax-exempt and will be reported in non-interest income in the first quarter of 2009.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Surrey Bancorp and subsidiaries as of December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the three years then ended, in conformity with U.S. generally accepted accounting principles.

Galax, Virginia
March 17, 2009

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in Surry County, NC and Patrick County, VA and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with offices in Mount Airy and Pilot Mountain, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 73,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 35,000. Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008, contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Statements of Financial Accounting Standards (SFAS) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the Bank’s investment in the loan.

Management’s Discussion and Analysis

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less that the estimates. The unallocated allowance captures losses that are attributable to various economic environmental factors, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Table 1. Net Interest Income and Average Balances (dollars in thousands)

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2008 and 2007 and 2006.

	Periods Ended December 31,
	2008			2007			2006
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets
Deposits in other banks	$18,129	$298	1.65%	$23,268	$994	4.27%	$18,798	$738	3.92%
Taxable investment securities	3,582	139	3.86%	4,152	213	5.13%	4,523	207	4.57%
Non-taxable investments	—	—	—%	—	—	—%	—	—	—%
Federal funds sold	357	7	2.00%	408	20	4.99%	407	20	4.87%
Loans	171,799	11,912	6.93%	160,289	13,797	8.61%	147,362	12,487	8.47%

Total interest-earning assets	193,867	12,356		188,117	15,024		171,090	13,452

Yield on average interest-earning assets			6.37%			7.99%			7.86%

Noninterest-earning assets
Cash and due from banks	1,503			1,564			1,641
Property and equipment	5,104			4,622			4,517
Foreclosed assets	46			112			43
Interest receivable and other	5,905			5,722			5,323
Allowance for loan losses	(2,959)			(2,568)			(2,427)

Total noninterest-earning assets	9,599			9,452			9,097

Total assets	$203,466			$197,569			$180,187

Interest-bearing liabilities
Demand deposits	$18,934	$296	1.56%	$17,825	$490	2.75%	$18,243	$463	2.54%
Savings deposits	18,835	365	1.94%	16,803	527	3.13%	15,625	430	2.75%
Time deposits	100,608	4,188	4.16%	96,889	4,750	4.90%	84,876	3,617	4.26%
Fed funds sold/Repurchase agreements	443	7	1.51%	697	30	4.39%	726	30	4.13%
Short-term debt	256	12	4.48%	—	—	—%	356	28	7.86%
Long-term debt	13,186	568	4.30%	14,266	653	4.58%	14,291	613	4.29%

Total interest-bearing liabilities	152,262	5,436		146,480	6,450		134,117	5,181

Cost of average interest bearing liabilities			3.57%			4.40%			3.86%

Noninterest-bearing liabilities
Demand deposits	25,398			27,142			25,700
Interest payable and other	2,004			1,843			1,643

Total noninterest-bearing liabilities	27,402			28,985			27,343

Total liabilities	179,664			175,465			161,460
Minority interest	—			—			—
Stockholders’ equity	23,802			22,104			18,727

Total liabilities and stockholders’ equity	$203,466			$197,569			$180,187

Net interest income		$6,920			$8,574			$8,271

Net yield on interest-earning assets			3.57%			4.56%			4.83%

Management’s Discussion and Analysis

Compared to 2007, yields on interest-earning assets decreased during the year ended December 31, 2008, due to the steep decline in interest rates over the year ending 2008 compared to 2007. The cost of interest bearing liabilities also decreased in 2008 due to the general decline in interest rates. Because of the Company’s asset sensitivity (interest earning assets repriced more rapidly than interest-bearing liabilities) and the competition for retail deposits the net yield on interest earning assets decreased from 4.56% to 3.57% during the year ended December 31, 2008.

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2008 Compared to 2007			2007 Compared to 2006
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets
Deposits in other banks	$(696)	$(513)	$(183)	$256	$69	$187
Taxable investments securities	(74)	(47)	(27)	6	19	(13)
Non taxable securities	—	—	—	—	—	—
Federal funds sold	(13)	(11)	(2)	1	1	—
Loans	(1,885)	(2,988)	1,103	1,309	199	1,110

Total	(2,668)	(3,559)	891	1,572	288	1,284

Interest-bearing liabilities
Demand deposits	(194)	(223)	29	27	38	(11)
Savings deposits	(162)	(220)	58	96	69	27
Time deposits	(562)	(753)	191	1,133	583	550
Federal funds purchased/ Repurchase agreements	(23)	(14)	(9)	1	2	(1)
Short-term debt	12	—	12	(28)	—	(28)
Long-term debt	(85)	418	(503)	40	41	(1)

Total	(1,014)	(792)	(222)	1,269	733	536

Net interest income	$(1,654)	$(2,767)	$1,113	$303	$(445)	$748

As discussed above, the Company’s net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities (referred to as “volume change”) as well as by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds (referred to as “rate change”). The table above presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate, respectively.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Generally, the factors which management of the Company considers in determining the appropriate level of the allowance for loan losses are an evaluation of the current loan portfolio, identified impaired loans, loan volume outstanding, outstanding loan mix, overall Company leverage, past loss experience, present and expected industry and economic conditions, and in particular, how such conditions relate to the Company’s market area. The overall allowance is then reviewed not only for adequacy but for appropriateness based on management’s assessment of inherent risk associated with the loan portfolio.

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A provision for loan losses of $799,913 was made during 2008, an increase of $82,284 or 11.5% from the $717,629 provided during 2007, in recognition of our estimate of inherent risk associated with lending activities and growth in the loan portfolio. A provision for loan losses of $717,629 was made in 2007, an increase of $103,262, or 16.8% from the $614,367 provided during 2006. Approximately 3%, 40% and 64% of the provision recorded in 2008, 2007 and 2006, respectively, was associated with our finance subsidiary, Freedom Finance, LLC. The subsidiary’s outstanding loan balances have decreased 45% from 2006 to 2008 due to a weakening economy. Significant charge-offs were experienced during 2007 and 2006.

The allowance for loan losses was $3,365,370, or 1.92% of total loans outstanding at December 31, 2008. This compares to an allowance for loan losses of $2,781,565, or 1.64% of total loans outstanding at December 31, 2007, which compares to an allowance for loan losses of $2,531,305, or 1.62% of total loans outstanding at December 31, 2006. The significant increase in the reserve, as a percentage of total loans in 2008, was due to the weakening economy and its effects on credit quality and collateral values. This necessitated an increase in reserves associated with impaired loans in 2008. Reserves on impaired loans increased from approximately $188,000 at December 31, 2007 to $756,000 at the end of 2008. The weak economy also adversely affected the environmental factors associated with determining an appropriate loan loss reserve.

Management regularly reviews asset quality and re-evaluates the allowance for loan losses. However, no assurance can be given as to unforeseen adverse economic conditions or other circumstances that will result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts, including charges for insufficient funds; fees charged for non-deposit services and fees and yield spread premiums on mortgage loans delivered to correspondents.

Table 3 discloses noninterest income for the periods ended December 31, 2008, 2007 and 2006.

Table 3. Sources of Noninterest Income

	For the period ended December 31,
	2008	2007	2006
Service charges on deposit accounts	$1,153,707	$1,125,212	$1,019,993
Fees on mortgage loans delivered to correspondents	71,218	119,404	132,280
Yield spread premiums on mortgage loans delivered to correspondents	65,098	90,318	110,727
Other service charges and fees	368,678	340,914	200,558
Other income	839,410	794,245	554,205
Gain on sale of government guaranteed loans	—	147,840	27,588

	$2,498,111	$2,617,933	$2,045,351

Activity in the deposit related noninterest income accounts increased in 2008 primarily due to insufficient funds fees. Activity in mortgage lending decreased in 2008, as economic conditions worsened; resulting in a decrease in fees and yield spread premiums for mortgage loans delivered to correspondents. Other service charges and fees increased primarily due to increases in servicing fee income and debit card and merchant fee income. Other income made gains in 2008 as subsidiary operations continued to increased revenue. Insurance and investment revenues were up collectively 7.0% in 2008, to $635,266 from $593,536 in 2007.

During 2005, the Bank entered into a program to sell the guaranteed portions of SBA and USDA guaranteed loans into the secondary market. These loans are originated and held in the Bank’s portfolio in the normal course of business. The gains recognized on these sales in 2007 and 2006, amounted to $147,840 and $27,588, respectively. There were no sales of guaranteed loans in 2008 and there were no loans held for sale as of December 31, 2008. However, the Bank plans to continue to originate guaranteed loans as portfolio loans and as loans held for sale.

Management’s Discussion and Analysis

Other Expense

The major components of other expense for the periods ended December 31, 2008, 2007, and 2006 are as follows:

Table 4. Sources of Noninterest Expense

	For the period ended December 31,
	2008	2007	2006
Salary and benefits	$3,207,384	$3,063,889	$2,855,605
Occupancy expenses	410,489	374,945	377,561
Furniture/equipment expenses	322,824	330,094	336,903
Data processing	365,017	379,042	355,698
Foreclosed assets, net	43,260	44,367	324
Postage/printing and supplies	229,841	215,313	229,822
Advertising and business promotion	132,453	124,307	138,170
Professional fees	251,747	311,513	163,182
Other expenses	1,316,371	1,276,500	1,132,827

	$6,279,386	$6,119,970	$5,590,092

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) increased from 54.7% in 2007 to 66.7% for the year ended December 31, 2008. The increase is attributable to the general decline in interest rates over the year and the resultant tightening of the net interest margin. Salaries and employee benefits of $3,207,384 increased $143,495 or 4.7% over the 2007 total of $3,063,889. This increase is primarily due to normal salary increases and adjustments. Occupancy and equipment expenses increased in 2008 primarily due to the opening of the permanent branch in Stuart Virginia. Data processing expense decreased 3.7% to $365,017 due to increased efficiencies in processing. Other noninterest expenses, represented in the table above as postage, advertising, professional fees and other expenses, increased to $1,930,412 in 2008, a 0.1% increase over the 2007 total of $1,927,633. Postage increased due to an increase in mailing rates. Advertising grew modestly, increasing 6.5% in 2008. Professional fees decreased due to reduced cost associated with independent loan credit reviews and efficiencies related to the second year of the Company’s Sarbanes Oxley 404 compliance. Other expenses increased primarily due to increased FDIC insurance assessments.

Analysis of Financial Condition

Average earning assets have increased 3.1% from December 31, 2007, to December 31, 2008. Total earning assets represented 95.28% of total average assets at December 31, 2008 compared to 95.22% at the end of 2007. The mix of average earning assets changed significantly from December 31, 2007, to December 31, 2008. The most notable change in the mix of average earning assets was the increase in net loans and the corresponding decrease in interest-bearing bank balances. This migration results from a 7.2% increase in average loans in 2008, while average deposits increased only 3.0%. As a result a large portion of the average loan funding in 2008 came from existing interest-bearing bank balances versus deposit growth.

Management’s Discussion and Analysis

Table 5. Average Asset Mix

	For the Year Ended December 31, 2008		For the Year Ended December 31, 2007
	Average Balance	%	Average Balance	%
Earning assets
Loans, net	$171,798,699	84.44%	$160,288,308	81.13%
Investment securities	3,582,580	1.76%	4,151,905	2.10%
Federal funds sold	356,751	0.17%	408,090	0.21%
Interest-bearing bank balances	18,128,652	8.91%	23,268,381	11.78%

Total earning assets	193,866,682	95.28%	188,116,684	95.22%

Nonearning assets
Cash and due from banks	1,503,016	0.74%	1,563,503	0.78%
Property and equipment	5,103,882	2.51%	4,622,280	2.34%
Foreclosed assets	46,354	0.02%	111,905	0.06%
Other assets	5,904,928	2.90%	5,722,226	2.90%
Allowance for loan losses	(2,958,736)	(1.45)%	(2,567,938)	(1.30)%

Total nonearning assets	9,599,444	4.72%	9,451,976	4.78%

Total assets	$203,466,126	100.00%	$197,568,660	100.00%

At December 31, 2008, average net loans represented 84.44% of total average assets compared to 81.13% at the end of 2007. Investments decreased from 2.10% of average assets to 1.76% of average assets over the same time period. Interest-bearing bank balances decreased over the period from 11.78% to 8.91% of average assets. Although there was an increase in total earning assets as a percentage of total average assets in 2008, a reduction in the average prime rate of approximately 296 basis points in 2008 under that of 2007 resulted in a decrease in the net yield on interest earning assets as shown in Table 1. The biggest increase in nonearning assets in 2008 was in property and equipment. This is the result of the construction and completion of our permanent Stuart, Virginia branch. The largest single item in other assets relates to the Bank’s investment in Bank Owned Life Insurance (BOLI). Even though the BOLI does produce income its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $171,798,699 for the year ended December 31, 2008. This represents an increase of 7.18% over the average net loans for 2007. Loan demand remained relatively strong in 2008 although general economic conditions weakened.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 93.78% of the total loan portfolio at December 31, 2008. This is up slightly from the 93.31% that the two categories maintained at December 31, 2007. The amount of loans outstanding by type at December 31, 2008, and December 31, 2007, and the maturity distribution for variable and fixed rate loans as of December 31, 2008 are presented in Tables 6 & 7, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 6. Loan Portfolio Summary

	December 31, 2008		December 31, 2007
	Amount	%	Amount	%
Construction and development	$4,123,370	2.35%	$4,149,219	2.45%
1-4 family residential	35,582,692	20.28%	35,064,796	20.72%
Farmland	256,698	0.15%	307,586	0.18%
Nonfarm, nonresidential	2,420,716	1.38%	570,276	0.34%

Total real estate	42,383,476	24.16%	40,091,877	23.69%

Agricultural	63,574	0.04%	89,914	0.05%
Commercial and industrial	122,125,641	69.62%	117,802,940	69.62%
Consumer	10,723,046	6.11%	10,945,019	6.47%
Other	123,386	0.07%	295,290	0.17%

Total	$175,419,123	100.00%	$169,225,040	100.00%

Table 7. Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans
Three months or less	$7,123,576	$779,700	$1,809,206	$9,712,482	5.54%
Over three months to twelve months	25,025,413	3,701,787	2,270,183	30,997,383	17.67%
Over one year to five years	33,995,922	12,811,904	5,459,331	52,267,157	29.79%
Over five years	21,218,819	8,945,343	227,596	30,391,758	17.33%

Total fixed rate loans	$87,363,730	$26,238,734	$9,766,316	$123,368,780	70.33%

Variable rate loans
Three months or less	$2,536,746	$15,853,363	$684,301	$19,074,410	10.87%
Over three months to twelve months	5,116,230	117,000	311,316	5,544,546	3.16%
Over one year to five years	7,980,535	—	—	7,980,535	4.55%
Over five years	19,191,974	174,379	84,499	19,450,852	11.09%

Total variable rate loans	$34,825,485	$16,144,742	$1,080,116	$52,050,343	29.67%

Total loans
Three months or less	$9,660,322	$16,633,063	$2,493,507	$28,786,892	16.41%
Over three months to twelve months	30,141,643	3,818,787	2,581,499	36,541,929	20.83%
Over one year to five years	41,976,457	12,811,904	5,459,331	60,247,692	34.33%
Over five years	40,410,793	9,119,722	312,095	49,842,610	28.42%

Total loans	$122,189,215	$42,383,476	$10,846,432	$175,419,123	100.00%

Management’s Discussion and Analysis

Loans, continued

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.93% for the year ended December 31, 2008, compared to an average yield of 8.61% in 2007. The lower average prime rate during 2008 compared to 2007, lead to the decrease in yields. Commercial loans remained constant as a percentage of average loans remaining at 69.62% at December 31, 2008, the same as 2007. Total real estate loans increased from 23.69% of total loans at December 31, 2007, to 24.16% of total loans at December 31, 2008. Consumer loans fell to 6.11% of total loans at December 31, 2008, from 6.47% at December 31, 2007. This decrease was attributable to a decrease in consumer loans in Freedom Finance, LLC. Loans in the subsidiary decreased $802,280 or 30.99% from December 31, 2007 to December 31, 2008.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of Government-sponsored enterprises and Mortgage-backed Securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at December 31, 2008 and 2007 by major type of investments and maturity ranges.

The general turnover of Government-sponsored enterprises and the investment in adjustable-rate Mortgage-backed Securities, which adjust annually, caused the average yield of the investment portfolio to decrease to 3.86% for the year ended December 31, 2008, compared to 5.13% for 2007. At December 31, 2008 the market value of the investment portfolio was $3,208,246, representing a $2,178 depreciation of book value. At December 31, 2007, the market value of the investment portfolio was $5,026 above book value.

Table 8. Investment Securities

December 31, 2008, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years		Market Value
					Total
Investment securities
Government-sponsored enterprises	$—	$1,512,503	$—	$—	$1,512,503	$1,534,060
Government-sponsored enterprises pools (MBS)	—	—	41,829	58,628	100,457	99,767
Municipal securities	—	—	—	—	—	—
Corporate securities	—	—	550,000	—	550,000	526,955
Restricted	1,047,464	—	—	—	1,047,464	1,047,464

Total	$1,047,464	$1,512,503	$591,829	$58,628	$3,210,424	$3,208,246

Weighted average yields
Government-sponsored enterprises	—%	3.25%	—%	—%	3.25%
Government-sponsored enterprises pools (MBS)	—%	—%	5.03%	4.96%	4.99%
Municipal securities	—%	—%	—%	—%	—%
Corporate securities	—%	—%	5.64%	—%	5.64%
Restricted	1.02%	—%	—%	—%	1.02%

Consolidated	1.02%	3.25%	5.60%	4.96%	2.99%

Management’s Discussion and Analysis

Table 8. Investment Securities, continued

December 31, 2007, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years		Market Value
					Total
Investment securities
Government-sponsored enterprises	$1,996,111	$1,000,000	$—	$—	$2,996,111	$3,000,500
Government-sponsored enterprises pools (MBS)	—	—	23,193	94,003	117,196	117,833
Municipal securities	—	—	—	—	—	—
Restricted	994,014	—	—	—	994,014	994,014

Total	$2,990,125	$1,000,000	$23,193	$94,003	$4,107,321	$4,112,347

Weighted average yields
Government-sponsored enterprises	4.72%	4.94%	—%	—%	4.79%
Government-sponsored enterprises pools (MBS)	—%	—%	6.13%	6.00%	6.03%
Municipal securities	—%	—%	—%	—%	—%
Restricted	5.75%	—%	—%	—%	5.75%

Consolidated	5.06%	4.94%	6.13%	6.00%	5.06%

Average federal funds sold totaled $356,751 for the year ended December 31, 2008, which was down from the 2007 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta and Silverton Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Management has made an effort to maintain these funds at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2008, average federal funds and deposits in other banks represented 0.17% and 8.91% of average assets, respectively. This compares to 0.21% and 11.78% in 2007, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continually monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time, increasing overall profitability of the Bank.

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2008, amounted to $164,139,243 which was an increase of $4,783,247, or 3.0% over 2007. Average core deposits totaled $127,193,672 for the year ended December 31, 2008, an increase of $5,177,296, or 4.2% over 2007. The percentage of the Bank’s average deposits that are interest bearing increased to 84.53% for the year ended December 31, 2008, from 82.98% in 2007. Average demand deposits, which earn no interest, decreased 6.4% from $27,142,464 in 2007 to $25,398,158 in 2008. Average deposits for the periods ended December 31, 2008, and December 31, 2007 are summarized in Table 9 below:

Table 9. Deposit Mix

	December 31, 2008		December 31, 2007
	Average Balance	%	Average Balance	%
Interest-bearing deposits
NOW Accounts	$18,933,674	11.54%	$17,824,404	11.19%
Money Market	13,629,090	8.30%	11,770,668	7.39%
Savings	5,205,818	3.17%	5,032,319	3.16%
Small denomination certificates	63,662,113	38.79%	59,549,741	37.37%
Large denomination certificates	36,945,571	22.51%	37,339,620	23.43%
Repurchase agreements	364,819	0.22%	696,780	0.44%

Total interest-bearing deposits	138,741,085	84.53%	132,213,532	82.98%

Noninterest-bearing deposits	25,398,158	15.47%	27,142,464	17.02%

Total deposits	$164,139,243	100.00%	$159,355,996	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more decreased by $394,049, or 1.1% for the year ended December 31, 2008. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Due to the high local rates paid on large denomination certificates of deposit in 2008, the Bank funded a portion of its liquidity needs with brokered certificates of deposit. These deposits are typically below $100,000 and are not considered core deposits. The average balance in brokered certificates of deposit in 2008 amounted to $2,597,239. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2008.

Table 10. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2008:
Remaining maturity of three months or less	$12,914,742
Remaining maturity over three through twelve months	16,504,037
Remaining maturity over twelve months	3,336,247

Total time deposits of $100,000 or more	$32,755,026

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2008, the Bank had short-term borrowings of $3,884,186, made up of $1,500,000 of short-term FHLB advances at a rate of 1.08%, $2,000,000 in fed funds purchased at a rate of 2.0%, $144,186 in repurchase agreements at a rate of zero, and $240,000 advanced on a revolving line of credit with a commercial bank, proceeds of which are to fund the purchase of sales finance contracts by Freedom Finance, LLC. The rate on this line at December 31, 2008 was 3.90%. This line was renewed in June 2008 at which time its term was reduced from two years to one year. In previous years the line has been classified as long-term debt. Long-term debt consists of fixed, variable and convertible rate advances from the FHLB. The average rate paid on this short-term debt for the year ended December 31, 2008 and 2007 was 2.60% and 4.39%, respectively. The average interest rate paid on long-term debt for the year ended December 31, 2008 and 2007, was 4.30% and 4.58%, respectively.

Management’s Discussion and Analysis

Capital Adequacy

Stockholders’ equity amounted to $24,383,003 at December 31, 2008, a 6.1% increase over the 2007 year-end total of $22,983,191. Average stockholders’ equity as a percentage of average total assets amounted to 11.70% for the year ended December 31, 2008, and 11.19% in 2007.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2008, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 12.54% and a ratio of total capital to risk-weighted assets of 13.80%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2008, the Company had 3,167,568 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 4,804 shares of common stock were exercised in 2008.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2008. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 49 stockholders of record. The shares are non-voting and convertible into 2.0868 shares of common stock.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Nonperforming assets at December 31, 2008 and 2007 are analyzed in Table 11.

Table 11. Nonperforming Assets

	2008	2007
Nonaccrual loans	$544,061	$350,141
Loans past due 90 days and still accruing	36,725	49,001
Foreclosed assets	50,414	88,840

	$631,200	$487,982

Nonaccrual loans were 0.31% and 0.21% of outstanding loans at December 31, 2008 and 2007, respectively.

Loan Losses

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Net loans charged off as a percentage of average loans were 0.13% and 0.29% in 2008 and 2007, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 12.

Management’s Discussion and Analysis

Table 12. Loan Losses

	December 31,
	2008	2007	2006	2005	2004
Balance at January 1	$2,782	$2,531	$2,311	$2,294	$2,109

Recoveries
Commercial	15	5	82	3	—
Loans to individuals	26	46	37	215	19

Total recoveries	41	51	119	218	19

Charged-off loans
Commercial	(46)	(26)	(151)	(106)	(17)
Loans to individuals	(212)	(492)	(362)	(556)	(142)

Total charge-off loans	(258)	(518)	(513)	(662)	(159)

Net charge-offs	(217)	(467)	(394)	(444)	(140)
Provision for loan losses	800	718	614	461	325

Balance at December 31	$3,365	$2,782	$2,531	$2,311	$2,294

Total loans outstanding	$175,446	$169,238	$156,383	$144,696	$135,340

Average outstanding loans during period	$171,799	$160,289	$147,362	$142,384	$127,726

Allowance for loan losses to loans outstanding	1.92%	1.64%	1.62%	1.60%	1.69%

Ratio of net charge-offs to average loans outstanding	0.13%	0.29%	0.27%	0.31%	0.11%

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 11.81% at December 31, 2008, compared to 19.03% at December 31, 2007. The liquidity ratio at December 31, 2008 is considered adequate by management.

Management’s Discussion and Analysis

Liquidity and Sensitivity, continued

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2008, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one to three month and four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Table 13. Interest Rate Sensitivity

	December 31, 2008 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets
Loans	$68,906,460	$24,440,049	$55,238,191	$26,834,423	$175,419,123
Investments	568,311	58,411	1,534,060	—	2,160,782
Interest-bearing balances with banks	16,503,318	—	—	—	16,503,318
Federal funds sold	200,000	—	—	—	200,000

Total	$86,178,089	$24,498,460	$56,772,251	$26,834,423	$194,283,223

Interest-bearing deposits
NOW accounts	$20,508,191	$—	$—	$—	$20,508,191
Money market	15,001,672	—	—	—	15,001,672
Savings	5,484,085	—	—	—	5,484,085
Certificates of deposit	51,963,854	38,512,015	8,116,210	—	98,592,079
Repurchase agreements/federal funds purchased	2,144,186	—	—	—	2,144,186
Short-term debt	—	—	—	—	—
Long-term debt	750,000	3,990,000	7,700,000	—	12,440,000

Total	$95,851,988	$42,502,015	$15,816,210	$—	$154,170,213

Interest sensitivity gap	$(9,673,899)	$(18,003,555)	$40,956,041	$26,834,423	$—
Cumulative interest sensitivity gap	$(9,673,899)	$(27,677,454)	$13,278,587	$40,113,010	$40,113,010
Ratio of sensitive assets to sensitive liabilities	89.91%	57.64%	358.95%	—%	126.02%
Cumulative ratio of sensitive assets to sensitive liabilities	89.91%	80.00%	108.61%	126.02%	126.02%

Table 14. Key Financial Ratios

	December 31, 2008	December 31, 2007
Return on average assets	0.74%	1.41%
Return on average equity	6.36%	12.60%
Average equity to average assets	11.70%	11.19%

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

William A. Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tom G. Webb	Araneum, LLC

Buddy Williams	Ten Oaks, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

Christopher Nichols	Vice President

Lonnie Dillon	Vice President

Kenneth Shelton	Vice President

Lesa Hensley	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Tuesday, April 28, 2009, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-K for 2008 will be furnished, without charge, after March 31, 2009, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC	First Citizens Bank
Certified Public Accountants	& Trust Company
Post Office Box 760	Post Office Box 29522
Galax, Virginia 24333	Raleigh, North Carolina 27626

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street	1280 West Pine Street	940 Woodland Drive
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street Mount Airy, North Carolina		653 South Key Street Pilot Mountain, North Carolina
(336) 783-3940		(336) 368-1122

Mortgage Lending Office

199 North Renfro Street Mount Airy, North Carolina
(336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.

165 North Renfro Street Mount Airy, North Carolina	199 North Renfro Street Mount Airy, North Carolina	145 North Renfro Street Mount Airy, North Carolina
(336) 783-3980	(336) 783-3939	(336) 783-3938